ADMA Receives Department of Health and Human Services

U.S. License

RAMSEY, N.J. and BOCA RATON, FL., – April 2, 2019 – ADMA Biologics, Inc. (NASDAQ: ADMA) (“ADMA” or the “Company”), a vertically integrated commercial biopharmaceutical and specialty immunoglobulin company that manufactures, markets and develops plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases, announces that the U.S. Food and Drug Administration (“FDA”) has issued a Department of Health and Human Services U.S. license No. 2019 to the Company in connection with the approval of ASCENIV™ Immune Globulin Intravenous, Human – slra 10% Liquid.

The license covers the Boca Raton, FL manufacturing facility which has demonstrated compliance with FDA requirements as well as authorizes ADMA to manufacture and enter into interstate commerce with ASCENIV™.

About ADMA Biologics, Inc. (ADMA)
ADMA Biologics is a vertically integrated commercial biopharmaceutical company that manufactures, markets and develops specialty plasma-based biologics for the treatment of Primary Immune Deficiency Disease (“PI”) and the prevention and treatment of certain infectious diseases. ADMA's mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease, or who may be immune-compromised for other medical reasons. ADMA has received U.S. Patents 9,107,906, 9,714,283, 9,815,886 and 9,969,793 related to certain aspects of its products. For more information, please visit www.admabiologics.com.

About ASCENIV™ (Formerly referred to as RI-002)

ASCENIV™, Immune Globulin Intravenous, Human – slra 10% Liquid, is a plasma-derived, polyclonal, intravenous immune globulin (“IVIG”). ASCENIV™ is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886. ASCENIV™ is manufactured using our unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and plasma from donors tested using our proprietary microneutralization assay. ASCENIV™ contains naturally occurring polyclonal antibodies. ASCENIV™ is indicated for the treatment of Primary Humoral Immunodeficiency (“PI”) in adults and adolescents (12 to 17 years of age). ADMA received FDA approval for ASCENIV™ on April 1, 2019. Polyclonal antibodies are proteins that are used by the body's immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV™ prevented serious bacterial infection among fifty-nine patients treated for twelve months during the pivotal investigation. The most common adverse reactions to ASCENIV™ (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea. ADMA anticipates the commercial launch of ASCENIV™ during the second half of 2019. Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company website at: www.admabiologics.com.

About Primary Immune Deficiency Disease (PI)

PI is a class of inherited genetic disorders that causes an individual to have a deficient or absent immune system. According to the World Health Organization, there are approximately 350 different genetic mutations encompassing PI. Some disorders present at birth or in early childhood, the disorders can affect anyone regardless of age or gender. Some affect a single part of the immune system, others may affect one or more components of the system. PI patients are vulnerable to infections and more likely to suffer complications from these infections as compared to individuals with a normal functioning immune system. The infections may occur in any part of the body. Because patients suffering from PI lack a properly functioning immune system, they typically receive monthly treatment with polyclonal immune globulin products. Without this exogenous antibody replacement, these patients would remain vulnerable to persistent and chronic infections. PI has an estimated prevalence of 1:1,200 in the United States, or approximately 250,000 people in the U.S.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. ("we“, “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," “project,” "intend," “forecast,” "target,” ”anticipate,” “plan,” “planning,” “expect,” “believe,” “will," “is likely,” “will likely,” “should,” “could,” "would," "may," or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements concerning our plans to develop, manufacture, market, launch and expand our own commercial infrastructure and commercialize our current products and future products, the safety, efficacy and expected timing of, and our ability to, obtain and maintain regulatory approvals of our current products, product expansions into new fields of use and product candidates, and the labeling or nature of any such approvals, the success of our work with our third party vendors and the U.S. Food and Drug Administration (the “FDA”) in furtherance of and progress towards an approval of our Biologics License Application for specialty plasma-based biologics and the ability of such third parties to respond adequately or in a timely manner to the issues raised by the FDA, our ability to successfully pursue commercialization and prelaunch activities, the timeframe within which we may receive approval from the FDA for specialty plasma-based biologics, if at all, the potential of our specialty plasma-based biologics to provide meaningful clinical improvement for patients living with Primary Immune Deficiency Disease or other indications, our ability to realize increased prices for plasma growth in the plasma collection industry and our expectations for future capital requirements. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Brian Lenz

Executive Vice President and Chief Financial Officer |201-478-5552 | www.admabiologics.com

INVESTOR RELATIONS CONTACT:

Jeremy Feffer

Managing Director, LifeSci Advisors, LLC | 212-915-2568 |